Schedule A

300 shares were sold at $57.30

8,200 shares were sold at $57.25

1,300 shares were sold at $57.05

20,000 shares were sold at $57.00

2,000 shares were sold at $57.02

2,000 shares were sold at $57.04

3,800 shares were sold at $57.01

Total shares of 37,600 sold at an average of $57.0628